Exhibit 10.1

Tokenized Yield Partnership Agreement

between

BioSig Technologies, Inc. d/b/a StreamEx

and

Monetary Metals & Co.

dated as of

September 8, 2025

Tokenized Yield Partnership Agreement

This Tokenized Yield Partnership Agreement dated as of September 8, 2025 (this “Agreement”), is entered into between BioSig Technologies, Inc. d/b/a StreamEx, a Delaware Corporation (“StreamEx”), and Monetary Metals & Co., a corporation registered in the state of Delaware (“MM”, and together with StreamEx, the “Parties”, and each, a “Party”).

Recitals

WHEREAS, MM originates, structures, and manages precious-metal lease and bond programs that produce yield and interest paid in precious metals for such metals holders; and

WHEREAS, StreamEx specializes in creating, marketing, and distributing blockchain-based financial products and seeks to develop a tokenized yield product that tokenizes the yield generated by MM’s Products; and

WHEREAS, pursuant to that certain non-binding letter of intent dated September 1, 2025, the Parties expressed their mutual intent to enter into a definitive agreement to govern an exclusive commercial relationship related to the tokenization of precious metals lease products; and

WHEREAS, the Parties now desire to set forth their binding agreement as more fully described below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set out in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
Definitions

Capitalized terms have the meanings set forth or referred to in this Article I, or the section in which they first appear in this Agreement.

“Accepted Lease” has the meaning set forth in Section 3.01.

“Affiliate” of an entity means any other entity or individual that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such entity.

“Agreement” has the meaning set forth in the preamble and includes all schedules, exhibits, and attachments to this Agreement.

“Business Day” means any day other than a Saturday, Sunday, or day on which commercial banks in New York, New York are authorized or required by law to remain closed.

“Confidential Information” has the meaning set forth in Section 10.01.

“Consideration Period” has the meaning set forth in Section 3.01.

“Control” (and with correlative meanings, the terms “Controlled by” and “under common Control with”) means, with respect to any individual or entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of another entity, whether through the ownership of voting securities, by contract, or otherwise.

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“Developments” has the meaning set forth in Section 7.02.

“Disclosing Party” has the meaning set forth in Section 10.01.

“Effective Date” means the date first set out above.

“Exclusivity Guarantees” means the MM Exclusivity Guaranty and the StreamEx Exclusivity Guaranty.

“StreamEx Gold Under Management” or “GUM” means the aggregate quantity, expressed in kilograms, of gold supplied by StreamEx (or its designated special-purpose vehicle) that MM has deployed or that is available for deployment in its Products.

“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations, or orders of such organization or authority have the force of Law), or any arbitrator, court, or tribunal of competent jurisdiction.

“Indemnified Party” and “Indemnifying Party” have the meanings set forth in Section 12.01.

“Intellectual Property Rights” has the meaning set forth in Section 7.01.

“Law” means any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, order, writ, injunction, judgment, decree, or other requirement or rule of law, including those promulgated by any Governmental Authority.

“Lease Documentation” has the meaning set forth in Section 3.03.

“Losses” has the meanings set forth in Section 12.01.

“Minimum Insurance Standards” has the meaning set forth in Schedule 1.

“MM Exclusivity Guaranty” has the meaning set forth in Section 5.01.

“Party” has the meaning set forth in the preamble to this Agreement.

“Passing Lease” means a lease that (a) meets the Minimum Insurance Standards; (b) generates a net yield of at least three percent (3%) per annum after origination fees, and (c) does not involve a Prohibited Person or an ultimate borrower located in a Restricted Nation.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity or legal person.

“Products” means MM’s precious metals leases (“Leases”) and bonds (“Bonds”) programs.

“Prohibited Person” means a Person that is (a) listed on any Sanctions or Export Control-related list maintained by OFAC, the U.S. Department of Commerce (including the Bureau of Industry and Security Entity List, Denied Persons List and Unverified List), the U.S. Department of State, the UN Security Council, the European Union or any EU Member State, or His Majesty’s Treasury, Canada, Chile, or Brazil; (b) any Person operating, organized or resident in a Sanctioned Territory or (c) any Person owned or controlled, directly or indirectly, fifty percent (50%) or more by any such Person or Persons described in the foregoing clause (a) or (b).

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“Proposed Lease” has the meaning set forth in Section 3.01.

“Quarter” means each consecutive three-month period in a calendar year, with the first quarter beginning on January 1 and ending on March 31, the second quarter beginning on April 1 and ending on June 30, the third quarter beginning on July 1 and ending on September 30, and the fourth quarter beginning on October 1 and ending on December 31.

“Recipient” has the meaning set forth in Section 10.01.

“Renewal Term” has the meaning set forth in Section 2.02.

“Restricted Nation” means any country located in Africa, any Sanctioned Territory, plus the following nations: Afghanistan, Bangladesh, Belarus, El Salvador, Haiti, Honduras, Iraq, Lebanon, Myanmar (Burma), Nicaragua, Pakistan, Russia, Turkey, Ukraine, Venezuela, and Yemen. The Restricted Nations list may be amended from time to time upon the mutual written agreement of the Parties.

“Representatives” means a Party’s Affiliates, and each of their respective employees, officers, directors, partners, managers, agents, attorneys, accountants, financial third-party advisors, successors, and permitted assigns.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of Commerce, or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or its Member States, His Majesty’s Treasury of the United Kingdom, or any other sanctions authority with jurisdiction over the Parties to this Agreement.

“Sanctioned Territory” means at any time, a country, region, or territory which is itself the target of territorial Sanctions (as of the date of this Agreement, the Crimea region of Ukraine, the non-government controlled areas of the Zaporizhzhia and Kherson regions of Ukraine, the so-called Luhansk People’s Republic, the so-called Donetsk People’s Republic, Cuba, Iran, North Korea and Syria).

“StreamEx Exclusivity Guaranty” has the meaning set forth in Section 5.04.

“StreamEx Rebate” has the meaning set forth in Section 6.02.

“Taxes” has the meaning set forth in Section 14.03.

“Term” has the meaning set forth in Section 2.02.

“Tokenized Yield Product” has the meaning set forth in Section 3.04.

“Volume Guarantees” means, collectively, the StreamEx Volume Guaranty and the MM Volume Guaranty.

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ARTICLE II
TERM

Section 2.01 Initial Term. The term of this Agreement shall commence on the Effective Date and shall continue for a minimum period of three (3) years from the execution and delivery of this Agreement, unless earlier terminated as provided herein. Notwithstanding any other provision, the MM Exclusivity Guaranty shall remain in effect for at least three (3) years from the Effective Date, subject to the conditions and cure periods described herein for exclusivity, regardless of any earlier termination of this Agreement except for termination for breach of the StreamEx Volume Guaranty as set forth below.

Section 2.02 Renewal. The Agreement shall automatically renew for successive one-year periods (each, a “Renewal Term”) unless either Party provides written notice of non-renewal at least ninety (90) days prior to the expiration of the then-current term. The Initial Term together with any Renewal Term(s) are referred to collectively as the “Term.”

ARTICLE III
Purpose and Scope

Section 3.01 MM’s Supply of Leases. MM shall originate, document, and manage its Products, and shall offer StreamEx the opportunity to supply precious metals to Passing Leases.

(a) Lease Offers. MM shall offer Leases that it believes are Passing Leases (“Proposed Leases”) to StreamEx by e-mailing the following materials to MMLeases@streamex.com or another StreamEx e-mail box mutually agreed by the parties: (a) a copy of the Proposed Lease, (b) a due diligence file for such Lease, which shall contain information sufficient to identify any borrower(s), insurance coverage, a credit and risk analysis for the Lease, and other customary information that may be requested by StreamEx, and (c) information sufficient to identify the economic terms of the Proposed Lease (the “Lease Opportunity Presentation”). StreamEx shall immediately confirm receipt of the Proposed Lease and supporting materials. In the event that StreamEx does not confirm receipt within twenty-four (24) hours of transmission, MM will follow-up with additional e-mails and phone calls to ensure that the Proposed Lease was received.

(b) Lease Acceptance/Rejection. StreamEx may, in its absolute and sole discretion, accept or reject any Proposed Lease and is under no obligation to accept any individual Proposed Lease. StreamEx shall have five (5) Business Days from its confirmation of receipt of the Proposed Lease (the “Consideration Period”) to determine whether or not to accept a Proposed Lease. StreamEx will indicate its acceptance of each Proposed Lease via StreamEx’s client portal with MM or other method agreed to by the Parties in the Precious Metals Lease Program Agreement or otherwise in writing. Proposed Leases that StreamEx accepts will be referred to as “Accepted Leases.” If, at the conclusion of the Consideration Period, StreamEx has not indicated whether or not it will accept or reject a Proposed Lease, the non-response shall be considered as a rejection.

(c) Passing Lease Dispute. If StreamEx disputes that a proposed Lease is a Passing Lease, the Parties will meet to discuss the proposed Lease and the documentation supporting each Party’s position. The Parties will maintain any records related to such leases for the Term, any Renewal Term, and one (1) year thereafter.

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Section 3.02 StreamEx’s Supply of Gold. StreamEx shall supply physical gold to the MM SPV. The manner in which StreamEx shall supply the MM SPV will be documented in the Lease Documentation.

Section 3.03 Lease Documentation. All Products in which StreamEx will participate will be documented in written agreements, order forms, and other documentation that will be developed and mutually agreed by the Parties (the “Lease Documentation”). In the event that the Parties cannot agree on the form of the Lease Documentation within three (3) months of the Effective Date, either party may terminate this Agreement with immediate effect.

Section 3.04 Development of Tokenized Yield Products. StreamEx shall utilize commercially reasonable efforts to design, develop, launch, offer, and distribute one or more blockchain-based financial products, including without limitation yield tokens or yield vaults, that permit participants to receive payments based on the yield generated from Accepted Leases (the “Tokenized Yield Product”). StreamEx shall be solely responsible for any licenses or regulatory approvals required for the Tokenized Yield Product in any jurisdiction in which they are offered. StreamEx hereby acknowledges that MM accepts no responsibility for securities laws and regulations with respect to such Tokenized Yield Products in any jurisdiction where StreamEx offers such Products.

Section 3.05 Costs. Except as expressly stated herein, each Party shall bear its own costs in performing its obligations under this Agreement.

ARTICLE IV
Volume Guarantees

Section 4.01 StreamEx Volume Guaranty. For each Quarter during the Term, StreamEx shall accept and supply at least ten percent (10%) of the total leased ounces of all Passing Leases presented to it pursuant to Section 3.01. The number of total leased ounces in all Passing Leases presented to StreamEx shall be calculated on a quarterly basis, and the StreamEx Volume Guaranty shall re-set each Quarter.

Section 4.02 MM Volume Guaranty. MM shall supply StreamEx with sufficient Passing Leases to meet the demonstrated demand for StreamEx’s Tokenized Yield Product(s), with such demand defined as MM providing Passing Leases in the amount of at least 90% of StreamEx GUM.

Section 4.03 Notice and Cure Periods for Breach. If either Party believes that the other Party is in breach of any material term or condition of this Agreement, including without limitation the Volume Guarantees, the non-breaching Party shall provide the breaching Party with written notice describing the nature of the alleged breach in reasonable detail. Upon receipt of such notice, the breaching Party shall have ninety (90) days to cure the breach to the reasonable satisfaction of the non-breaching Party. If the breaching Party fails to cure the breach within such ninety (90) day period, the non-breaching Party may pursue any remedies available to it under this Agreement or at law or in equity. Any notice claiming a breach of a Volume Guaranty must be sent within thirty (30) days of the conclusion of a Quarter, or it is waived.

Section 4.04 GUM Targets. StreamEx will utilize reasonable commercial efforts to achieve the following GUM targets: October 1, 2025: $5 million; November 1, 2025: $10 million; December 1, 2025: $15 million; January 15, 2026: $40 million; February 15, 2026: $60 million.

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ARTICLE V
Exclusivity

Section 5.01 MM Exclusivity Guaranty. Subject to StreamEx’s continued performance of the StreamEx Volume Guarantee, for a minimum period of three (3) years from the Effective Date, MM shall not enter into any agreement or understanding with any other party besides StreamEx relating to the tokenization of its precious metals Products, including the tokenization of the yield from such products. For purposes of this Agreement, “tokenization” means the representation, in any way, of any financial attributes of MM’s Products in any blockchain-based token, vault token, tokenized smart contract, or other blockchain-based instrument. For the avoidance of doubt, the MM Exclusivity Guaranty shall terminate for StreamEx’s breach of Section 4.01 only following notice and the conclusion of the cure period specified in Section 4.03 without a remedy of the breach.

Section 5.02 Survival. The exclusivity obligations in Section 5.01 shall survive any termination of this Agreement for a minimum period of three (3) years from the Effective Date, except in the event of termination for breach of the StreamEx Volume Guaranty.

Section 5.03 Enforcement of the MM Exclusivity Guaranty. In order to ensure that yield from MM’s Products is not tokenized by other parties, MM shall:

(a) with respect to current Lease and Bond clients, GUM partners, and GUM aggregators; all under existing contracts with MM as of the execution date of this Agreement: (i) refuse to support, promote, allow use of MM’s name, trademarks, or marketing materials, or assist any Person that proposes to tokenize attributes of MM’s Products, including without limitation by offering rebates or compensation relating to tokenization to such a Person; (ii) refuse to renew any Lease, Bond, or GUM partner/aggregator agreements with or offer new deals to any Person that violates such a provision to tokenize MM’s Products; (iii) promptly report to StreamEx any attempts to tokenize MM’s Products to StreamEx with the understanding that StreamEx reserves the right to offer competitive white label, co-branding, or similar tokenization opportunities to such Persons reported by MM; and

(b) with respect to new Lease and Bond clients, GUM partners, and GUM aggregators; all under contracts made with MM after the execution date of this Agreement: (i) refuse to support, promote, allow use of MM’s name, trademarks, or marketing materials, or assist any Person that proposes to tokenize attributes of MM’s Products, including without limitation by offering rebates or compensation relating to tokenization to such a Person; (ii) modify its Lease, Bond, or GUM partner/aggregator agreements and documentation with all such Persons to prohibit them from tokenizing such Products, and (iii) promptly report to StreamEx any attempts to tokenize MM’s Products to StreamEx, with the understanding that StreamEx reserves the right to offer competitive white label, co-branding, or similar tokenization opportunities to such Persons reported by MM.

In the event MM’s compliance with Section (a)(i), (ii), or (iii) above results in such a client, partner, aggregator, or Person withdrawing GUM from any MM Lease Products (not only Passing Leases) at the renewal date of such Lease Product, StreamEx shall make commercially reasonable efforts to provide additional GUM required to satisfy the total lease amount in ounces within the renewal period of such Lease Product.

Section 5.04 StreamEx Exclusivity Guaranty. Subject to MM’s continued performance of the MM Volume Guarantee, StreamEx shall not enter into any agreement or understanding with any other Person besides MM relating to the tokenization of yield derived from precious metals leases. For the avoidance of doubt, the StreamEx Exclusivity Guaranty shall terminate for MM’s breach of Section 4.02 only following notice and the conclusion of the cure period specified in Section 4.03 without a remedy of the breach.

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Section 5.05 Exploration Carveout. Nothing herein shall restrict either Party from (i) engaging in non-tokenized financing or metal-supply arrangements, (ii) pursuing any blockchain project unrelated to precious-metal-yield tokenization; (iii) engage other parties in discussions or arrangements concerning research or market intelligence/data; or (iv) engage in discussions or arrangements concerning potential future partnerships to be executed only after the Term of this Agreement.

ARTICLE VI
Economic Provisions

Section 6.01 Discounted Purchase Fees.

(a) Discount Schedule. So long as this Agreement is in effect, MM will honor the following discounted fee schedule and cash rebate for purchases of precious metals made by StreamEx and its Affiliates (the “StreamEx Rebate”):

Gold Purchased in USD	Fee in Basis Points
0-$250K	0.75%
$250K-$1M	0.55%
$1M-$5M	0.40%
$5M-$25M	0.30%
$25M-$50M	0.25%
>$50M	0.20%

(b) Calculation Methodology. Within seven Business Days of the conclusion of each Quarter, MM will calculate the sum of all StreamEx gold purchases made during the preceding Quarter. Monetary Metals will rebate to StreamEx the difference (if any) between the total fees paid by StreamEx on gold purchase orders and the corresponding fees indicated by the total aggregated order quantity for the quarter. This StreamEx Rebate shall be calculated and paid in U.S. Dollars on an aggregated basis. For purposes of illustration only, if StreamEx reaches the USD $50M total within a quarter it will receive a rebate resulting in all metal purchases made during the quarter qualified at the lowest 0.20% price. The StreamEx Rebate will be pro-rated for any partial quarters.

Section 6.02 Lease Revenue Share.

(a) Revenue Share Schedule. For so long as this Agreement is in effect, MM shall pay to StreamEx the following gross revenue share from Passing Leases earned by MM from Gold Under Management provided by StreamEx (the “StreamEx Revenue Share”):

Gold Leased in KG	Revenue Share in Basis Points
0-500kg	0.35%
500-2,000kg	0.40%
>2,000kg	0.50%

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(b) Calculation Methodology. Within seven Business Days of the conclusion of each Quarter, MM will calculate the StreamEx Revenue Share.The StreamEx Revenue Share shall be calculated on an incremental basis according to the foregoing schedule, i.e. the StreamEx Rebate shall be 0.50% only on GUM in excess of 2,000 kg during the applicable Quarter. The revenue share will be pro-rated for any partial Quarters. Upon StreamEx’s request, MM will provide sufficient information to support its calculations, and the Parties will meet and confer on any discrepancies or disagreements in the calculation.

(c) Payment Terms. Following the Parties’ agreement on the StreamEx Revenue Share for each Quarter, StreamEx shall issue MM an invoice for the amount owed. MM shall pay all invoiced amounts due within three (3) Business Days of receipt of the invoice.

Section 6.03 Disputes on StreamEx Rebate Amount. Each Party shall notify the other in writing of any dispute with any invoice (along with substantiating documentation/a reasonably detailed description of the dispute) within seven Business Days from the date of such invoice. MM is deemed to have accepted all invoices for which StreamEx does not receive timely notification of disputes and shall pay all amounts due under such invoices within the period set forth in Section 6.02(c). The Parties shall seek to resolve all such disputes expeditiously and in good faith. Notwithstanding anything to the contrary, the Parties shall continue performing their obligations under this Agreement during any such dispute, including MM’s obligation to pay all invoice amounts when due (including any disputed invoices). StreamEx shall promptly credit MM for any disputed invoice amounts paid by StreamEx that MM successfully disputes under this Section 6.03.

Section 6.04 Late Payments. MM shall pay interest on all late payments, calculated daily and compounded monthly at the lesser of the rate of 2% per month or the highest rate permissible under applicable Law. MM shall also reimburse StreamEx for all reasonable costs incurred in collecting any late payments, including attorneys’ fees.

Section 6.05 No Setoff. MM shall perform its obligations under this Agreement without setoff, deduction, recoupment, or withholding of any kind for amounts owed (or to become due and owing) or payable to it by StreamEx, whether under this Agreement, applicable Law, or otherwise, and whether relating to StreamEx’s breach, bankruptcy, or otherwise.

ARTICLE VII
Intellectual Property Matters

Section 7.01 Pre-existing IP. Each Party retains all right, title and interest in and to all intellectual property rights, including copyrights, patents, patent disclosures, and inventions (whether patentable or not), data, trade secrets, know-how and other confidential information, trademarks, service marks, trade dress, trade names, logos, and domain names, together with all of the goodwill associated therewith, derivative works and all other rights (collectively, “Intellectual Property Rights”) that are owned or otherwise controlled by such Party on the Effective Date or that arise outside the scope of this Agreement.

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Section 7.02 Tokenization IP. All Intellectual Property Rights in and to any information, technology, and materials including technical specifications, designs, models, drawings, processes, prototypes, protocols, schematics, network configurations and architectures, manuals and development tools, technology, know-how, processes, research and development data and information, algorithms, subroutines, procedures, methods, techniques, systems, ideas, creations, discoveries, improvements, software (both object code and source code), content, and other developments or deliverables created solely under this Agreement, including any of the foregoing in or to the Tokenized Yield Products , (collectively, “StreamEx Developments”) shall be the sole and exclusive property of StreamEx; but expressly excluding intellectual property rights developed subsequent to the execution of this Agreement relating MM’s Lease and Bond Products and related processes, including their marketing data and materials, lease allocation methods and related algorithms, and Lease Documentation language (collectively, “MM Developments”), which shall be the sole and exclusive property of MM.

If and to the extent MM obtains any right, title or interest in or to any StreamEx Developments as defined in this Section, MM hereby automatically and irrevocably assigns, transfers, and conveys all right, title, and interest in and to such Developments to StreamEx. MM hereby waives any and all claims that MM may have now or may hereafter have in any jurisdiction to so-called “rental rights,” “moral rights” and all rights of “droit moral” with respect to the Developments and to the results and proceeds thereof. MM agrees to take all appropriate action and to execute any and all documents, necessary or reasonably requested by StreamEx to establish, perfect, effectuate, and preserve StreamEx’s rights in such Developments.

ARTICLE VIII
Compliance with Laws

Section 8.01 General Compliance With Laws. The Parties shall at all times comply with all Laws applicable to the operation of their respective businesses, this Agreement, and each Party’s performance of its obligations hereunder. Without limiting the generality of the foregoing, each Party shall (a) at its own expense, maintain all certifications, credentials, licenses, and permits necessary to conduct its business relating to the performance of this Agreement and (b) not engage in any activity or transaction involving this Agreement that violates any Law.

ARTICLE IX
Termination

Section 9.01 Parties’ Right to Terminate.

(a) Either party may terminate this Agreement for convenience upon six (6) months prior written notice.

(b) Either Party may terminate this Agreement with immediate effect if any of the Representations and Warranties set forth in Article XI of this Agreement become inaccurate, untrue, or are otherwise breached at any time during the Term.

(c) Either Party may terminate this Agreement with immediate effect if the other Party (A) becomes insolvent or is unable to pay its debts as they become due; (B) files, or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law; (C) makes or seeks to make a general assignment for the benefit of its creditors; or (D) applies for or has appointed a receiver, trustee, custodian, or similar agent to take charge of or sell any material portion of its property or business.

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Section 9.02 Effect of Termination.

(a) Expiration or termination of this Agreement will not affect any rights or obligations of the Parties that:

(i) are to survive the expiration or termination of this Agreement pursuant to the terms of this Agreement; or

(ii) were incurred by the Parties prior to the expiration or termination of this Agreement (except as may be expressly provided herein); provided that if MM terminates this Agreement all indebtedness of MM to StreamEx of any kind is immediately due and payable on the effective date of the Term’s expiration or termination, without further notice to MM.

(b) The Party terminating this Agreement, or in the case of the expiration of this Agreement, each Party, shall not be liable to the other Party for any damage of any kind (whether direct or indirect) incurred by the other Party by reason of the expiration or termination of this Agreement. Termination of this Agreement will not constitute a waiver of either Party’s rights, remedies, or defenses under this Agreement, at law, in equity, or otherwise. Any termination of this Agreement is effective on the non-terminating Party’s receipt of notice of termination, or any later date set out in such notice.

ARTICLE X
Confidentiality

Section 10.01 Scope of Confidential Information. From time to time during the Term, either Party (as the “Disclosing Party”) may disclose or make available to the other Party (as the “Recipient “) information about its or its Affiliates’ business affairs, goods, services, operations, processes, confidential Intellectual Property Rights, trade secrets, third-party confidential information, and other sensitive or proprietary information, as well as the terms of this Agreement, whether orally or in visual, written, electronic, or other form or media, and whether or not marked, designated, or otherwise identified as “confidential” (collectively, “Confidential Information”). Confidential Information does not include information that at the time of disclosure:

(a) is or becomes generally available to the public other than as a result of, directly or indirectly, any breach of this ARTICLE X by the Recipient or any of its Representatives;

(b) is obtained by the Recipient or its Representatives on a non-confidential basis from a third party that was not legally or contractually restricted from disclosing such information;

(c) the Recipient establishes by documentary evidence was in the Recipient’s or its Representatives’ possession prior to disclosure by or on behalf of the Disclosing Party;

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(d) the Recipient establishes by documentary evidence was or is independently developed by the Recipient or its Representatives without using any of the Disclosing Party’s Confidential Information; or

(e) is required to be disclosed pursuant to applicable Law.

Section 10.02 Protection of Confidential Information. The Recipient shall:

(a) protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Recipient would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care;

(b) not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to perform its obligations under this Agreement; and

(c) not disclose any such Confidential Information to any individual or entity, except to the Recipient’s Representatives who need to know the Confidential Information to assist the Recipient, or act on its behalf, to exercise its rights or perform its obligations under this Agreement.

The Recipient shall be responsible for any breach of this Article X caused by any of its Representatives. At any time during or after the Term, at the Disclosing Party’s written request, the Recipient and its Representatives shall promptly return all copies, whether in written, electronic, or other form or media, of the Disclosing Party’s Confidential Information, or destroy all such copies and certify in writing to the Disclosing Party that such Confidential Information has been destroyed. In addition to all other remedies available at law, the Disclosing Party shall be entitled to specific performance and injunctive and other equitable relief for any breach or threatened breach of this Section 10.02.

ARTICLE XI
Representations and Warranties

Section 11.01 Representations and Warranties. Each Party represents and warrants the following to other Party that:

(a) it is a corporate entity duly organized, validly existing, and in good standing in the jurisdiction of its organization;

(b) it is duly qualified to do business and in good standing in every jurisdiction where such qualification is required for purposes of this Agreement, except where the failure to be so qualified, could not reasonably be expected to adversely affect its ability to perform its obligations hereunder;

(c) it has the full right, power, and authority to enter into this Agreement and to perform its obligations under this Agreement;

(d) the execution of this Agreement by the individual whose signature is set forth at the end hereof has been duly authorized by all necessary corporate actions;

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(e) when duly executed and delivered by each of Seller and Buyer, this Agreement constitutes a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms;

(f) the execution, delivery, and performance of this Agreement will not violate, conflict with, require consent under, or result in any breach or default under the provisions of any contracts to which it is a party or violate any applicable Law;

(g) it is not a Prohibited Person, and

(h) it is not insolvent and all financial information that it has provided to the other Party is true and accurate and fairly represents its financial condition.

Section 11.02 Continuing Nature of Representations and Warranties. Each representation and warranty made by the Parties in Section 11.01 shall be deemed to be continuing in nature and shall remain true, accurate, and complete in all material respects at all times during the Term of this Agreement. Each Party covenants and agrees that it shall promptly notify the other Party in writing if, at any time during the Term, any representation or warranty made by it in this Agreement ceases to be true, accurate, or complete in any material respect. The continuing accuracy of the representations and warranties set forth herein shall be a condition to each Party’s ongoing rights and obligations under this Agreement.

ARTICLE XII
Indemnification

Section 12.01 Mutual Indemnification. Subject to the terms and conditions of this Agreement, each Party (as “Indemnifying Party”) shall indemnify, defend, and hold harmless the other Party and its officers, directors, employees, agents, Affiliates, successors, and permitted assigns (collectively, “Indemnified Party”) against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees, fees, and the costs of enforcing any right to indemnification under this Agreement and the cost of pursuing any insurance providers, incurred by Indemnified Party (collectively, “Losses”), relating to/arising out of or resulting from any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature (collectively, “Claim”) of a third party alleging:

(a) Material breach or non-fulfillment of any representation, warranty, or covenant under this Agreement by Indemnifying Party;

(b) any grossly negligent or more culpable act or omission of Indemnifying Party in connection with the performance of its obligations under this Agreement;

(c) any bodily injury or death of any individual or damage to real or tangible personal property caused by the willful or negligent acts or omissions of Indemnifying Party; or

(d) any failure by Indemnifying Party to comply with any applicable Laws.

Notwithstanding anything to the contrary in this Agreement, this Section does not apply to any Claim (direct or indirect) for which a sole or exclusive remedy is provided for under another section of this Agreement.

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Section 12.02 Indemnification Exceptions. Notwithstanding anything to the contrary in this Agreement, Indemnifying Party is not obligated to indemnify or defend Indemnified Party against any Claim pursuant to Section 12.01 if such Claim or corresponding Losses arise out of or result from, in whole or in part, Indemnified Party’s:

(a) gross negligence or more culpable act or omission (including recklessness or willful misconduct); or

(b) bad faith failure to materially comply with any of its obligations set forth in this Agreement.

Section 12.03 Indemnification Procedures. If an Indemnified Party becomes aware of any claim, event, or fact that may give rise to a claim by such party for indemnification under Section 12.01, the Indemnified Party shall promptly notify the Indemnifying Party. The Indemnified Party’s failure to provide a notice to the Indemnifying Party under this Section does not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party, but Indemnifying Party shall not be liable for any Losses that result directly from a delay in providing a claim notice, which delay materially prejudices the defense of the related third-party claim. The Indemnified Party shall give the Indemnifying Party exclusive control over the proceedings and reasonably cooperate in the investigation, settlement, and defense of such claims at the Indemnifying Party’s expense. The Indemnifying Party shall not enter into a settlement of such claim that does not include a full release of the Indemnified Party or involves a remedy other than the payment of money, without the Indemnified Party’s consent. If the Indemnifying Party does not assume control over the defense of a claim as provided in this Section, the Indemnified Party may defend the claim in such manner as it may deem appropriate, at the cost and expense of the Indemnifying Party.

Section 12.04 Exclusive Remedy. ARTICLE XII SETS FORTH THE ENTIRE LIABILITY AND OBLIGATION OF EACH INDEMNIFYING PARTY AND THE SOLE AND EXCLUSIVE REMEDY FOR EACH INDEMNIFIED PARTY FOR ANY LOSSES COVERED BY ARTICLE XII.

ARTICLE XIII
Limitation of Liability

Section 13.01 No Liability for Consequential or Indirect Damages. EXCEPT FOR LIABILITY FOR INDEMNIFICATION, LIABILITY FOR BREACH OF CONFIDENTIALITY, OR LIABILITY FOR INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS, IN NO EVENT IS EITHER PARTY OR ANY OF ITS REPRESENTATIVES LIABLE FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE, OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE, ARISING OUT OF OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF (A) WHETHER SUCH DAMAGES WERE FORESEEABLE, (B) WHETHER A PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT, OR OTHERWISE) UPON WHICH THE CLAIM IS BASED.

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Section 13.02 Maximum Liability. EXCEPT FOR LIABILITY FOR INDEMNIFICATION, LIABILITY FOR BREACH OF CONFIDENTIALITY, OR LIABILITY FOR INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS, STREAMEX’S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, SHALL NOT EXCEED THE TOTAL OF THE AMOUNTS PAID BY MM TO STREAMEX PURSUANT TO THIS AGREEMENT IN THE SIX MONTH PERIOD PRECEDING THE EVENT GIVING RISE TO THE CLAIM OR $500,000, WHICHEVER IS LESS.

Section 13.03 FAILURE OF ESSENTIAL PURPOSE. THE LIMITATIONS IN Section 13.01 AND Section 13.02 APPLY EVEN IF ANY AGREED REMEDY OR OTHER REMEDY OF THE BUYER FAILS OF ITS ESSENTIAL PURPOSE.

ARTICLE XIV
Miscellaneous

Section 14.01 Entire Agreement.

(a) This Agreement, including all related schedules, exhibits, and attachments constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. If there is an inconsistency between any of the provisions in the main body of this Agreement and the related schedules, exhibits, and attachments, the provisions in the main body of this Agreement shall prevail.

(b) Without limitation of the foregoing, MM acknowledges that except for the representations and warranties contained in this Agreement, neither StreamEx nor any other party has made or makes any express or implied representation or warranty, either written or oral, on behalf of StreamEx.

Section 14.02 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties of the Parties contained herein shall survive the expiration or earlier termination of this Agreement, as well as any other provision that, in order to give proper effect to its intent, should survive such expiration or termination, shall survive the expiration or termination of this Agreement.

Section 14.03 Taxes. Each Party shall be solely responsible for the payment of any and all taxes, duties, levies, assessments, and other governmental charges of any kind (including, without limitation, income, franchise, sales, use, excise, value-added, and withholding taxes) imposed by any governmental authority (“Taxes”) that are attributable to or incurred in connection with its own operations, activities, income, or the performance of its obligations under this Agreement. Neither Party shall be liable for any taxes or tax-related liabilities of the other Party arising from or relating to this Agreement. Each Party shall timely file all required tax returns and reports and shall pay all such taxes and other governmental charges as may be required by applicable Law.

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Section 14.04 Notices, Signatures, and Consents All notices, requests, consents, claims, demands, waivers, and other communications under this Agreement must be in writing and addressed to the other Party at its address set forth below (or to such other address as a Party may designate from time to time in accordance with this Section). All notices must be delivered by personal delivery, nationally recognized overnight courier, or certified or registered mail (in each case, return receipt requested, postage prepaid), or by email. Except as otherwise provided in this Agreement, a notice is effective only (a) on receipt by the receiving Party, and (b) if the Party giving the notice has complied with the requirements of this Section. The Parties agree that this Agreement may be executed and delivered by electronic signatures and that the signatures appearing on this Agreement are the same as handwritten signatures for the purposes of validity, enforceability, and admissibility

Notice to StreamEx:	12424 Wilshire Blvd., Suite 745, Los Angeles, California 90025

Mitch@streamex.com

Attention: Mitch Williams, Chief Investment Officer

Notice to MM:	4343 N Scottsdale Rd., Suite 150, Scottsdale, AZ 85251

Email: keith@monetary-metals.com

Attention: Keith Weiner, CEO

Section 14.05 Headings. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

Section 14.06 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 14.07 Amendment. No amendment to this Agreement is effective unless it is in writing and signed by an authorized representative of each Party.

Section 14.08 Waiver. No waiver under this Agreement is effective unless it is in writing, identified as a waiver to this Agreement and signed by an authorized representative of the Party waiving its right. Any waiver authorized on one occasion is effective only in that instance and only for the purpose stated, and does not operate as a waiver on any future occasion. Neither of the following constitutes a waiver or estoppel of any right, remedy, power, privilege, or condition arising from this Agreement: (a) any failure or delay in exercising any right, remedy, power, or privilege or in enforcing any condition under this Agreement; or (b) any act, omission, or course of dealing between the Parties.

Section 14.09 Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either Party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at law, in equity, by statute, in any other agreement between the Parties, or otherwise.

Section 14.10 Non-Assignment. Neither Party may assign any of its rights or delegate any of its obligations under this Agreement without the other Party’s prior written consent provided, however, that either Party may assign its rights or delegate its obligations, in whole or in part, without such consent and upon ninety (90) days prior written notice to the other Party, to an entity that acquires all or substantially all of the business or assets of such Party to which this Agreement pertains, whether by merger, reorganization, acquisition. Otherwise, any purported assignment or delegation in violation of this Section is null and void.

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Section 14.11 Assignment to Affiliates. Notwithstanding the foregoing, either Party may assign any of its rights or delegate any of its obligations under this Agreement, in whole or in part, to one or more of its Affiliates without the prior written consent of the other Party; provided, however, that the assigning or delegating Party shall remain responsible for the performance of all such obligations under this Agreement and shall ensure that any such Affiliate complies with all applicable terms and conditions of this Agreement. Any assignment or delegation to an Affiliate shall not relieve the assigning or delegating Party of any of its obligations hereunder. Each Party shall provide the other Party with written notice of any such assignment or delegation to an Affiliate promptly following such assignment or delegation.

Section 14.12 Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties and their respective successors and permitted assigns.

Section 14.13 Choice of Law. This Agreement, and all matters arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, are governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the Laws of any jurisdiction other than those of the State of Delaware; provided, however, that StreamEx hereby acknowledges that the Lease Documentation and all other document relating directly to MM’s Lease origination and account agreements are governed by, and constructed in accordance with, the substantive laws of the State of New York.

Section 14.14 Arbitration. Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration administered by the American Arbitration Association (“AAA”) in accordance with the AAA Commercial Arbitration Rules for the time being in force, which rules are deemed to be incorporated by reference in this clause. The seat of the arbitration shall be Chicago, Illinois. The Tribunal shall consist of one (1) arbitrator. The language of the arbitration shall be English.

Section 14.15 Injunctive Relief. The Parties acknowledge and agree that any breach or threatened breach of Articles IV, V, or X would cause irreparable harm to the non-breaching Party, for which monetary damages would be an inadequate remedy. Accordingly, the non-breaching Party shall be entitled to seek immediate injunctive relief, including specific performance and temporary, preliminary, or permanent injunctions, in addition to any other remedies available at law or in equity, without the necessity of proving actual damages or posting any bond.

Section 14.16 Waiver of Jury Trial. Each Party acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement, or the transactions contemplated hereby.

Section 14.17 Force Majeure. Neither party shall be held responsible for any delay or failure in performance of any part of this Agreement to the extent that such delay is caused by events or circumstances beyond the delayed party’s reasonable control.

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Section 14.18 Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement.

Section 14.19 Relationship of Parties. Nothing in this Agreement shall be construed as creating any agency, joint venture, partnership, or other form of joint enterprise, employment, or fiduciary relationship between the Parties. Neither Party has any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement, or undertaking with any third party.

Section 14.20 Joint Press Release. The Parties shall jointly collaborate on a press release and marketing plan following the execution of this Agreement.

Section 14.21 No Other Public Announcements. Neither Party nor any of its Representatives shall make any statement (whether oral or in writing) in any press release, external advertising, marketing or promotion materials, or other public document materials regarding the existence of this Agreement or the subject matter of this Agreement unless: (a) it has received the express written consent of the other Party; (b) it is required to do so by Law or under the rules of any stock exchange to which it is subject; or (c) in connection with enforcing its rights under this Agreement.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date by their duly authorized representatives.

BioSig Technologies, Inc. d/b/a StreamEx, Inc.

By	/s/ Henry McPhie
Name:	Henry McPhie
Title:	Chief Executive Officer

Monetary Metals & Co.

By	/s/ Keith Weiner, PhD.
Name:	Keith Weiner, PhD.
Title:	Chief Executive Officer

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SCHEDULE 1

Minimum Insurance Standards

For purposes of this Agreement, the following insurance requirements (the “Minimum Insurance Standards”) shall apply to all Leases in which StreamEx participates, and to all Leases presented by MM as Passing Leases:

1. Primary Insurance Coverage (Jeweler’s Block Policy):

●	The lessee under each Lease must maintain, at its own expense, a primary jeweler’s block insurance policy (or equivalent all-risk policy acceptable to MM) covering the full value of the gold subject to the Lease.

●	The minimum coverage amount must be no less than one hundred ten percent (110%) of the U.S. dollar value of the Total Lease Amount at the Closing Date or Renewal Date of such Passing Leases, calculated as the aggregate number of ounces of gold leased multiplied by the then-current fair market value per ounce.

●	The coverage must be maintained at all times during the term of the Lease. The coverage amount must be adjusted as necessary to reflect increases in the price of gold and/or increases in the number of ounces leased, so that the 110% threshold is always met. StreamEx understands and hereby acknowledges that rapid or significant changes in the price of gold may require MM to provide lessees with notice and reasonable time to obtain additional primary coverage.

●	MM shall require the insured to name MM as a loss payee and additional insured wherever possible.

●	The policy must be issued by an insurer with an A.M. Best rating of A- or better (or equivalent rating by another recognized rating agency), and must be acceptable to MM in its reasonable discretion.

●	The policy must provide coverage for all customary risks associated with the storage, handling, and transportation of precious metals, including but not limited to theft, loss, damage, and employee dishonesty.

2. Supplemental Insurance Coverage (Difference in Conditions/Difference in Limits “DIC/DIL” Policy):

●	In addition to the primary insurance, MM shall obtain and maintain, at its own expense, a supplemental insurance policy through a Lloyd’s of London broker (or other reputable international insurer), on a DIC/DIL basis.

●	The supplemental policy shall provide coverage in the event that the primary lessee insurance fails or refuses to pay a claim, or is otherwise insufficient to cover a loss.

●	The supplemental policy must also provide coverage for both mysterious disappearance and “bad acts” by the lessee’s management and owners, including but not limited to fraud, misappropriation, or other willful misconduct.

●	The minimum coverage amount for the supplemental policy must be no less than one hundred ten percent (110%) of the U.S. dollar fair market value of the total ounces leased under the applicable Lease, calculated as described above.

●	MM shall require the insured to name MM as a loss payee and additional insured wherever possible.

●	The policy must be issued by an insurer with an A.M. Best rating of A- or better (or equivalent rating by another recognized rating agency), and must be acceptable to MM in its reasonable discretion.

3. Monitoring and Adjustments:

●	MM shall monitor the adequacy of both the primary and supplemental insurance coverage throughout the term of each Lease, including periodic review and adjustment of coverage amounts to account for changes in the price of gold and/or the number of ounces leased.

●	MM shall provide StreamEx with certificates of insurance and/or other evidence of coverage upon request, and shall promptly notify StreamEx of any lapse, reduction, or other material change in coverage.

4. General Provisions:

●	All insurance policies required under this Schedule 1 must be primary and non-contributory to any insurance maintained by MM, StreamEx, or their Affiliates.

●	The maintenance of insurance as required herein shall not be construed to limit or restrict the liability of any party under this Agreement.

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